MabVax Therapeutics Holdings Announces New Board Member

SAN DIEGO, Feb. 25, 2016  --  MabVax Therapeutics Holdings, Inc. (OTCQB: MBVX), a clinical-stage oncology drug development company, announces the appointment of Jeffrey Eisenberg to the board of directors.

"We are pleased to be able to add Jeffrey Eisenberg to the Board of Directors of MabVax," stated President and CEO David Hansen.  "Jeffrey has a strong corporate leadership background and has compiled an excellent track record of success.  We expect that he will be able to contribute substantially to our corporate development efforts as we advance our clinical programs, particularly our two Phase I programs, HuMab-5B1, as a therapeutic treatment for pancreatic cancer, and 89Zr-HuMab-5B1, utilizing our fully human antibody product as a new generation PET scan cancer imaging agent."

About Jeffrey Eisenberg

Jeffrey Eisenberg served in a variety of senior management positions, including most recently as President, Chief Executive Officer and a board member of Noven Pharmaceuticals, Inc., which is the U.S. prescription pharmaceutical division of Hisamitsu Pharmaceutical Inc., a Japanese pharmaceutical company and the world's largest manufacturer of transdermal drug patches.  Mr. Eisenberg also served as President of Novogyne Pharmaceuticals, a Women's Health commercial joint venture between Noven and Novartis Pharmaceuticals Corporation.  Mr. Eisenberg was appointed President and Chief Executive Officer of Noven in 2009 following Hisamitsu's acquisition of Noven.

From 1995 through 1998, Mr. Eisenberg served as Associate General Counsel and then as Acting General Counsel of IVAX Corporation, at the time a publicly-traded pharmaceutical company with global operations. Prior to serving IVAX, Mr. Eisenberg was a lawyer in the corporate securities department of the Florida law firm of Steel Hector & Davis, where he began his professional career in 1990.

Mr. Eisenberg has significant experience in the area of corporate transactions and strategic alliances, product development, commercialization, manufacturing and talent management. In addition, he led the post-acquisition integration of JDS Pharmaceuticals, a private specialty pharmaceutical company purchased by Noven in 1997, as well as the integration of Noven and Hisamitsu following the 2009 acquisition.

Mr. Eisenberg is an expert in corporate governance, having advised the boards of IVAX, Noven and others through a number of significant internal and external issues, including mergers and acquisitions,

corporate financings, strategic alliances, CEO transitions, securities class action lawsuits, FDA warning letters and consent decrees, and development and implementation of corporate governance policies.

Mr. Eisenberg holds a BS, Economics degree from the Wharton School of the University of Pennsylvania, and a JD degree from Columbia University Law School.

About MabVax:

MabVax Therapeutics Holdings, Inc. is a clinical-stage biotechnology company focused on the development of antibody-based products and vaccines to address unmet medical needs in the treatment of cancer.  MabVax has discovered a pipeline of human monoclonal antibody products based on the protective immune responses generated by patients who have been immunized against targeted cancers with the Company's proprietary vaccines. MabVax also has the exclusive license to the therapeutic vaccines from Memorial Sloan Kettering Cancer Center.  In December 2015 MabVax received authorization from the U.S. Food and Drug Administration, or FDA, to proceed with initiation of a Phase I clinical trial with HuMab-5B1 as a therapeutic treatment for pancreatic cancer.  Patient enrollment in the Phase I clinical trial is expected to begin at multiple investigational sites in the first quarter of 2016.  In February 2016 MabVax announced the FDA had provided authorization to proceed with 89Zr-HuMab-5B1, utilizing our fully human antibody product as a new generation PET scan cancer imaging agent.  We expect patient enrollment for the new generation PET scan cancer imaging agent to begin in early 2016.  MabVax also has two cancer vaccines targeting recurrent sarcoma and ovarian cancer in proof-of-concept Phase II multicenter clinical trials, and a vaccine targeting neuroblastoma that will be ready for a Phase II clinical trial in 2016. Additional information is available at www.mabvax.com.

Forward Looking Statements:

This press release contains "forward-looking statements" regarding matters that are not historical facts, including statements relating to the Company's recent announcements for Phase I clinical trials of HuMab-5B1, 89Zr-HuMab-5B1 and our product development pipeline.  We have no assurance that all of the product development pipeline will be fully developed by the Company.  Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements.  Words such as "anticipates," "plans," "expects," "intends," "will," "potential," "hope" and similar expressions are intended to identify forward-looking statements.  These forward-looking statements are based upon current expectations of the Company and involve assumptions that may never materialize or may prove to be incorrect.  Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties.  Detailed information regarding factors that may cause actual results to differ materially from the results expressed or implied by statements in this press release relating to the Company may be found in the Company's periodic filings with the Securities and Exchange Commission, including the factors described in the section entitled "Risk Factors" in its annual report on Form 10-K for the fiscal year ended December 31, 2014, as amended and supplemented from time to time and  the Company's Quarter Reports on Form 10-Q and other filings submitted by the Company to the SEC, copies of which may be obtained from the SEC's website at www.sec.gov.  The parties do not undertake any obligation to update forward-looking statements contained in this press release.

Investor Contact:

Jody Cain

Senior Vice President

LHA

310-691-7100

jcain@LHAI.com